Exhibit 99.1

                Serena Software to Acquire TeamShare Incorporated
   Acquisition to Fuel Growth in Distributed Application Life Cycle Management

    SAN MATEO, Calif., May 19 /PRNewswire-FirstCall/ --
SERENA Software, Inc. (Nasdaq: SRNA), an industry-leading supplier of software that automates change to enterprise code and content, announced today it has signed a definitive agreement to acquire TeamShare Inc., a privately held company based in Colorado Springs. TeamShare, which specializes in the development of collaborative process and issue management solutions, is the leading supplier of Web-based, team-oriented productivity tools. TeamShare's solutions will extend Serena's capabilities in the growing market for application life cycle management solutions and provide additional complementary products to be sold in Serena's worldwide distribution channels.

    Under the terms of the agreement, Serena will pay $18 million in cash for all of TeamShare's outstanding capital stock. The merger will be accounted for as a purchase transaction and is expected to close within ten days.

    TeamShare(R) TeamTrack(R) is a flexible, configurable, and intuitive request management system. Already integrated with the Serena(TM) ChangeMan(R) product line, TeamTrack provides customers with the capability to manage and direct activities throughout the entire IT organization. In the future, the powerful technology at the core of the TeamTrack system will be further integrated with Serena's Enterprise Change Management solutions to extend and accelerate Serena's application life cycle management offerings.

    "TeamShare and Serena have a natural synergy and complementary solutions," said Mark Woodward, CEO and President. "Our products are already integrated and we serve many of the same customers. The TeamTrack product significantly extends our industry leading Enterprise Change Management (ECM) solution and provides our customers with increased value across a greater portion of their IT operations."

    Serena will be releasing first quarter fiscal year 2004 earnings on May 22 after the market closes and will hold a conference call to discuss the results and additional details regarding the TeamShare acquisition. The company expects that the transaction will be modestly accretive going forward excluding acquisition related charges.

    About SERENA Software, Inc.

    SERENA Software Inc. is the Enterprise Change Management (ECM) industry leader. For over twenty years Serena has focused exclusively on providing application change management solutions to the world's leading enterprises, and today its products are in use at over 2,750 customer sites -- including 42 of the fortune 50. Serena leads the way in ECM by providing a single point of control to manage software code and Web content changes throughout the enterprise, from the mainframe to the Web. Serena is headquartered in San Mateo, California and maintains international offices in Canada, Germany, France, Benelux and the United Kingdom. Serena can be reached at www.serena.com.

    About TeamShare, Inc.

    TeamShare, Inc. delivers Web-based enterprise collaborative software solutions that improve the speed, quality, and predictability of software and product lifecycle management. The company's TeamTrack workflow engine enables companies to increase product and software quality and decrease time-to-deployment with process integrity and consistency in their change management and product development processes. TeamShare solutions are highly configurable, simple to implement and maintain a low cost of ownership. TeamShare's customers and partners include ADP, CitiGroup, Dell, Hewlett-Packard, KPMG, 3Com, and Siemens. TeamShare has been named to Computerworld's "Top 100 Emerging Companies" and the "SoftLetter 100" lists. TeamShare can be reached at www.teamshare.com.

    This press release contains "forward-looking statements" under the Private Securities Reform Act of 1995. There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts and estimates. Factors that could cause or contribute to such differences include, but are not limited to, our reliance on our mainframe products for revenue, the percentage of license revenue typically closed at the end of each quarter making estimation of operating results prior to the end of the quarter extremely uncertain, the weak economic conditions worldwide which may continue to affect the overall demand for software and services which could result in decreased revenues or lower revenue growth rates, changes in revenue mix and seasonality, our ability to deliver our products on the distributed systems platform, dependence on revenues from our installed base, continued demand for additional mainframe MIPS capacity, expansion of our professional services and international organizations and our ability to manage our growth. Information about potential factors that could affect the Company's financial results is included in the Company's Form 10K filed on April 29, 2003. SERENA assumes no obligation to update the forward-looking information contained in this press release.

    Trademarks

    ChangeMan is a registered trademark of SERENA Software, Inc. Serena is a trademark of SERENA Software, Inc. TeamShare and TeamTrack are registered trademarks of TeamShare Inc. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.